Exhibit 26(h)(xxxvi)

Amendment No. 7 dated September 30, 2014 to Participation Agreement among Franklin Templeton Variable Insurance Products Trust,
Franklin Templeton Distributors, Inc.,
Transamerica Premier Life Insurance Company (formerly, Western Reserve Life Assurance Co. of Ohio)
and Transamerica Capital, Inc. dated November 10, 2008

Amendment No. 7 to
Participation Agreement
Franklin Templeton Variable Insurance Products Trust
Franklin/Templeton Distributors, Inc.
Transamerica Premier Life Insurance Company
(as Successor to “Western Reserve Life Assurance Co. of Ohio”)
Transamerica Capital, Inc.

Franklin Templeton Variable Insurance Products Trust (The “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Western Reserve Life Assurance Co. of Ohio and Transamerica Capital, Inc., your distributor (collectively the “Company”, “you” or “your”) on your behalf and on behalf of certain Accounts,  (individually a “Party”, collectively, the “Parties”) have previously entered into a Participation Agreement dated November 10, 2008, and subsequently amended May 1, 2009, October 1, 2010, October 31, 2001, March 1, 2012, January 15, 2013, May 1, 2014, and further modified by an Addendum dated May 1, 2011 (the “Agreement”).  The Parties now desire to amend the Agreement by this amendment (the “Amendment”).  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

WHEREAS, subject to regulatory approval, Western Reserve Life Assurance Co. of Ohio (WRL) is expected to merge (the “Merger”) into Transamerica Premier Life Insurance Company (TPLIC) on or around October 1, 2014 (the ”Closing”).  TPLIC, as the surviving entity of the Merger, will assume all rights, duties and obligations of WRL arising under the Agreement effective as of the Closing.

NOW, THEREFORE, in consideration of past and prospective business relations, the Parties hereby agree to amend the Agreement effective as of the Closing as follows:

1.
Transamerica Premier Life Insurance Company will assume all rights, duties and obligations under the Agreement; and all prior references of the Company in the Agreement shall hereafter mean TPLIC effective as of the Closing.

2.	Schedules A, B, C and G of the Agreement are hereby deleted in their entirety and replaced with the Schedules A, B, C and G attached, respectively.

3.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties has caused its duly authorized officers to execute this Amendment as of September 30, 2014.

The Trust: Only on behalf of each Portfolio listed on Schedule C of the Agreement.	Franklin Templeton Variable Insurance Products Trust By: /s/ Karen L. Skidmore Name: Karen L. Skidmore Title: Vice President

The Underwriter:	Franklin/Templeton Distributors, Inc.

By: /s/ Christopher A. Felchlin
Name:           Christopher A. Felchlin
Title:           Vice President

The Successor Company:	Transamerica Primary Life Insurance Company

By: /s/ John Mallett
Name:  John Mallett
Title:           Vice President

The Former Company:	Western Reserve Life Assurance Co. of Ohio

By: /s/ John Mallett
Name:  John Mallett
Title:           Vice President

The Distributor for the Company:	Transamerica Capital, Inc.

By: /s/ Brenda L. Smith
Name:  Brenda L. Smith
Title:           Assistant Vice President

Western Reserve Amd #7 to FPA 2014-09-26.docx

Schedule A

The Company and its Distributor

THE COMPANY

Transamerica Premier Life Insurance Company
4333 Edgewood Rd NE
Cedar Rapids, IA  52499

An insurance company organized under the laws of the State ofIowa

THE DISTRIBUTOR

Transamerica Capital, Inc.
4600 S. Syracuse Street
Suite 1100
Denver, Colorado  80237

A corporation organized under the laws of the State of California.

Schedule C

Available Portfolios and Classes of Shares of the Trust

Franklin Founding Funds Allocation VIP Fund – Class 4

In addition to portfolios and classes of shares listed above, any additional Portfolios and classes of shares other than Class 3 shares are included in this Schedule C listing provided that:

(1)
the General Counsel of Franklin Templeton Investments receives from a person authorized by you a written notice in the form attached (which may be electronic mail or sent by electronic mail) (“Notice”) identifying this Agreement as provided in the Notice and specifying: (i) the names and classes of shares of additional Portfolios that you propose to offer as investment options of the Separate Accounts under the Contracts; and (ii) the date that you propose to begin offering Separate Account interests investing in the additional Portfolios under the Contracts; and

(2)
we do not within ten (10) Business Days following receipt of the Notice send you a writing (which may be electronic mail) objecting to your offering such Separate Accounts investing in the additional Portfolios and classes of shares under the Contracts.

Provided that we do not object as provided above, your Notice shall amend, supplement and become a party of this Schedule C and the Agreement.

Schedule G

Addresses for Notices

To the Company:                                                       Transamerica Premier Life Insurance Company
4333 Edgewood Rd NE
Cedar Rapids, IA  52499
Attention: IS&R General Counsel

To the Distributor:                                                      Transamerica Capital, Inc.
4600 S. Syracuse Street, Suite 1100
Denver, CO  80237
Attention: General Counsel

To the Trust:	Franklin Templeton Variable Insurance Products Trust
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention: Karen L. Skidmore, Vice President

To the Underwriter:	Franklin/Templeton Distributors, Inc.
100 Fountain Parkway, Bldg. 140 7th Floor
St. Petersburg, FL 33716
Attention: Peter Jones, President

If to the Trust or Underwriter
with a copy to:	Franklin Templeton Investments
One Franklin Parkway, Bldg. 920 2nd Floor
San Mateo, California 94403
Attention: General Counsel